Exhibit 10.47

INVITATION HOMES INC.
EXECUTIVE SEVERANCE PLAN
(for Senior Vice Presidents and above)
Plan Document/Summary Plan Description
Invitation Homes Inc. (the “Company”) has adopted this Executive Severance Plan (the “Plan”) for the benefit of certain management employees of the Company and its subsidiaries (hereinafter referred to as the “Company Group”), on the terms and conditions hereinafter stated. Participation in this Plan is generally intended to be limited to those management employees designated as eligible for the Plan by the Committee who receive and return a Participation Notice and Agreement in the form attached hereto as Exhibit A.
The Plan shall be effective on the Effective Date. This Plan supersedes, solely for the Participant, any prior plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by any member of the Company Group and/or entered into by any representative of the Company Group that might otherwise provide severance benefits (collectively, all of those “Other Severance Arrangements”). As such, this Plan represents the exclusive severance benefit provided to Participants and such individuals shall not be eligible for any other severance benefits provided in Other Severance Arrangements.
The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, any benefits paid pursuant to the terms of the Plan are not deferred compensation for purposes of ERISA and no Participant shall have a vested right to such benefits. To the extent applicable, it is intended that portions of this Plan either comply with or be exempt from the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to either constitute a welfare benefit plan under ERISA or comply with or be exempt from Code Section 409A, as the case may be, shall have no force and effect.
1.Definitions.
(a)    “Accrued Obligations” means (i) all accrued but unpaid Base Salary through the date of Termination (ii) any unpaid or unreimbursed expenses incurred in accordance with the policies of the Employer, and (iii) any benefits provided under the employee benefit plans and programs of the Company Group upon a Termination, including rights with respect to Company equity (or equity derivatives) or equity-based incentive awards, but excluding any Other Severance Arrangements, in accordance with the terms contained therein.

Exhibit 10.47

(b)    “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
(c)    “Annual Bonus Program” means the annual cash incentive bonus program in which the Participant participates as of the date of a Qualifying Termination.
(d)    “Asset Sale” means a Change in Control resulting from the sale, transfer or other disposition of all or substantially all of the assets of the Company to any Person that is not an Affiliate of the Company.
(e)    “Base Salary” means a Participant’s then current annual base salary rate immediately prior to his or her Termination (or, if higher, the annual base salary immediately prior to an event that constitutes a Constructive Termination hereunder) exclusive of any bonus payments or additional payments, unpaid or unreimbursed expenses, under any benefit plan sponsored by the Company Group, including but not limited to, any ERISA plans, stock plans, incentive and deferred compensation plans, insurance coverage or medical benefits and without regard to any salary deferrals under the benefit or deferred compensation plans or programs of the Company Group.
(f)    “Board” means the Board of Directors of the Company.
(g)    “Cause” means, as to any Participant, the Participant’s  (A) willful neglect in the performance of the Participant’s duties to the Company Group or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Company Group, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (D) material violation of the written policies of any member of the Company Group, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company Group; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; or (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to any member of the Company Group.
(h)    “Change in Control” has the meaning set forth in the Company’s Omnibus Incentive Plan, as amended from time to time (or the most recent successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company Group, if any).

Exhibit 10.47

(i)    “Claims Administrator” means the Committee or such other individual or group of individuals as may be appointed as the claims administrator under the Plan by the Committee from time to time.
(j)    “Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(k)    “Committee” means the Compensation and Management Development Committee of the Board.
(l)    “Constructive Termination” means (i) a material reduction in the Participant’s total compensation opportunity (measured as base salary, target annual bonus opportunity, and target long-term cash incentive opportunity in the aggregate) other than in connection with an across-the-board reduction of compensation which does not exceed 10% of the Participant’s base salary and that is applied to all senior executives of the Company); (ii) the failure of the Company to pay a Participant’s base salary or earned annual bonus payment when due; (iii) a material and sustained diminution in the Participant’s authority and duties; (iv) a relocation of the Participant’s principal place of employment by more than 50 miles, or (v) if the Participant’s principal place of employment is at the corporate headquarters of the Company in the Dallas metropolitan area, the relocation of the corporate headquarters of the Company by more than 50 miles; provided that any event described in clauses (i) through (v) shall not constitute a Constructive Termination unless the Company fails to cure such event within 10 days after receipt from the Participant of written notice of the event which otherwise would constitute Constructive Termination; and provided, further, that a “Constructive Termination” shall cease to exist for an event on the 90th day following the Participant’s knowledge thereof, unless the Participant has given the Committee written notice thereof prior to such date.
(m)    “Disability” shall have the meaning set forth in the Omnibus Incentive Plan.
(n)    “Effective Date” means June 23, 2017.
(o)    “Employer” means, with respect to any Participant, (i) prior to a Change in Control, the member of the Company Group at which such Participant is employed, and (ii) following a Change in Control, the entity that the Participant is employed by immediately after such Change in Control.
(p)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(q)    “Omnibus Incentive Plan” means the Company’s 2017 Omnibus Incentive Plan, as amended from time to time.

Exhibit 10.47

(r)    “Participant” means any management employee designated as eligible for the Plan by the Committee who is selected by the Committee to participate in the Plan and returns to the Company an executed Participation Notice and Agreement.
(s)    “Participation Notice and Agreement” means the form of participation notice and agreement to the terms of the Plan, substantially in the form set forth in Exhibit A hereto.
(t)     “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and any successor thereto).
(u)    “Qualifying Change in Control Termination” means a Participant’s Termination by the Employer without Cause (and other than as a result of the Participant’s death or during the Participant’s Disability) or by the Participant as a result of a Constructive Termination during the two-year period beginning on the date of a Change in Control; provided, however, it shall not be considered a Qualifying Termination if:
(i)    such Participant’s employment with the Employer is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time or the absence at such time of an available position for which such Participant is qualified;
(ii)    such Participant’s employment with the Employer is terminated in connection with an Asset Sale, but only if the Committee determines in its sole discretion that, in connection with such Change in Control, either (A) such Participant was offered employment with the purchaser (or Affiliate thereof) (x) in a position of comparable authority and duties, (y) at the same or greater Base Salary and Target Bonus opportunity, and (z) employee benefits that are substantially similar in the aggregate, in each case, to those as in effect immediately prior such Asset Sale, or (B) such Participant voluntarily elected not to participate in the purchaser’s selection process for employment with the purchaser (or Affiliate thereof) following such Asset Sale; or
(iii)    prior to the Participant’s Termination, the Participant has delivered written notice of the Participant’s intent to voluntarily resign under circumstances which constitute a “Retirement” for purposes of any incentive award granted under the Omnibus Incentive Plan.
(v)     “Qualifying Termination” means a Participant’s Termination by the Employer without Cause (and other than as a result of the Participant’s death or during the Participant’s Disability) or by the Participant as a result of a Constructive Termination; provided, however, it shall not be considered a Qualifying Termination if such Participant’s employment with the Employer is terminated upon the expiration of a leave of absence by reason of the Participant’s failure to return to work at such time.
(w)    “Release Agreement” means a release of claims in the form customarily provided by the Company Group to terminated Employees, pursuant to which an Participant may be required to (i) acknowledge the receipt of the severance payment and other benefits and (ii) release the Company and its Affiliates (including the Employer) and other persons and entities

Exhibit 10.47

designated by the Company from any liability arising from his or her employment or termination (other than with respect to the Participant’s rights under the Plan).
(x)    “Release Effectiveness Date” means the date the Release Agreement becomes effective and irrevocable.
(y)    “Severance Multiple” means, as to any Participant, the Severance Multiple set forth in Exhibit B applicable to the Participant’s position as of the date of Termination with respect to a Qualifying Termination or a Qualifying Change in Control Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in the Participation Notice and Agreement.
(z)    “Severance Payment Period” means, as to any Participant, the Severance Payment Period set forth in Exhibit B applicable to the Participant’s position as of the date of Termination with respect to a Qualifying Termination or a Qualifying Change in Control Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in the Participation Notice and Agreement.
(aa)    “Target Bonus Amount” means a Participant’s target annual bonus under the Annual Bonus Program.
(bb)    “Termination” means the termination of a Participant’s employment or service, as applicable, with all members of the Company Group for any reason (including death), other than any termination of a Participant’s employment with the Employer by reason of a transfer to the employ of another member of the Company Group.
(cc)    “Welfare Continuation Period” means, as to any Participant the Welfare Continuation Period set forth in Exhibit B applicable to the Participant’s position as of the date of Termination with respect to a Qualifying Termination or a Qualifying Change in Control Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in the Participation Notice and Agreement; provided, however, that the Welfare Continuation Period shall terminate earlier as of the date the Participant becomes eligible to receive any health benefits as a result of subsequent employment or service.
2.    Eligibility. Eligibility to participate in the Plan shall be limited to any employee of the Company Group that designated as a Participant by the Committee; provided that, as a condition of participation in the Plan, the Participant must execute and submit a Participation Notice, and following the Participant’s Termination, a Release Agreement.
3.    Termination of Employment.
(a)    Payments on Specified Terminations. If a Participant’s Termination is a Qualifying Termination or Qualifying Change in Control Termination, in addition to any Accrued Obligations, subject to such Participant’s execution and delivery, and non-revocation of the

Exhibit 10.47

Release Agreement, as contemplated in subsection (c) below, the Participant shall be entitled to the following payments and benefits:
(i)    Pro-Rated/Prior Year Bonuses. (A) The bonus amount otherwise payable under the Annual Bonus Program for the year in which the Participant’s Termination occurred, pro-rated for the days of service up to and including the date of termination and based on actual performance for the year, payable concurrently with cash bonus payments to other employees under the applicable cash bonus plan (but in all events prior to March 15 of the calendar year immediately following the calendar year in which such Termination occurs) and (B) to the extent not previously paid, the bonus amount otherwise payable under the Annual Bonus Program for the year immediately preceding the year in which the Participant’s Termination occurred, based on actual performance for the year, payable concurrently with cash bonus payments to other employees under the applicable cash bonus plan;
(ii)    Cash Severance. An amount equal to such Participant’s applicable Severance Multiple, as applicable, multiplied by the sum of such Participant’s Base Salary and Target Bonus Amount, such amount to be paid (A) in the case of a Qualifying Termination, in equal installments no less frequently than monthly over the applicable Severance Payment Period beginning with the first payroll period after the Release Effectiveness Date or (B) in the case of a Qualifying Change in Control Termination, paid in a lump sum no later than the 60th day following the Termination Date;
(iii)    COBRA Continuation Payment. A cash payment in an amount equal to the total amount of the monthly COBRA insurance premiums for participation in the welfare benefit programs of the Company in which the Participant participated as of the date of Termination, payable monthly for each month of the Welfare Continuation Period in accordance with the Company’s payroll practices, with the first such payment in respect of any completed months prior to the Release Effectiveness Date to occur as soon as practicable after the Release Effectiveness Date; and
(iv)    RSU Vesting. If the Termination is a Qualifying Change in Control Termination, any unvested restricted stock units outstanding under the Omnibus Incentive Plan which were granted on or prior to February 6, 2017 shall become vested on the Release Effectiveness Date, and settled in accordance with the terms of the applicable award agreement entered into under Omnibus Incentive Plan.
(b)    Other Termination Events. If a Participant experiences a termination of employment or services with the Company or any of its Affiliates which does not constitute a Qualifying Termination or Qualifying Change in Control Termination, the Participant shall not be entitled to the payment of any severance or other benefits under the Plan.
(c)    Release Agreement. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (a) above (other than the Accrued Obligations) shall be conditioned upon a Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement and the expiration of any revocation period contained in such Release Agreement within sixty (60) days following the date of

Exhibit 10.47

Termination. If a Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his or her acceptance of such release following its execution, such Participant shall not be entitled to payment of any severance and other benefits under the Plan. Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of such Termination, but for the condition on executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.
4.    Additional Terms.
(a)    Taxes. Severance and other payments and benefits under the Plan will be subject to all required federal, state and local taxes and may be affected by any legally required withholdings.
(b)    Other Benefit Plans. Payments under the Plan are not deemed “compensation” for purposes of calculating any contributions or accruals under the retirement plans, savings plans, and incentive plans of the Company Group. Accordingly, no contributions to the retirement and savings plans of the Company will be made from the severance payments and other payments and benefits under the Plan, and such plans will not accrue any benefits attributable to payments under the Plan.
(c)    Specified Employees. Notwithstanding anything herein to the contrary, (i) if, at the time of a Participant’s Termination such Participant is a “specified employee” as defined in Code Section 409A and regulations thereunder, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any reduction or increase in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following such Participant’s Termination (or the earliest date that is permitted under Code Section 409A); and (ii) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 4(c); provided, however, that none of the Company any other member of the Company Group, or any of their respective employees or representatives, shall have any liability to the Participant with respect thereto.

Exhibit 10.47

5.    Termination or Amendment of the Plan.
Except as otherwise set forth in a Participation Notice and Agreement, the Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee; provided, however that the Plan may not be amended, terminated or discontinued during the two-year period beginning on a Change in Control (except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law), and provided, further, that no amendment, termination, or discontinuance of either the Plan or any provision of the Plan that has the effect of reducing or diminishing the potential benefits a Participant may receive under the Plan, shall be effective with respect to the Participant until the first anniversary of such amendment, termination, or discontinuance, except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law. The Plan shall automatically terminate on the second anniversary of a Change in Control; provided, however, that if prior to such termination date a Participant has undergone a Qualifying Termination (or such Participant has delivered notice of a Constructive Termination), then the Plan shall remain in effect with respect to such Participant in accordance with its terms.
6.    Limitation Of Certain Payments. In the event that any payments and/or benefits due to a Participant under the Plan and/or any other arrangements are determined by us to constitute “excess parachute payments” as defined under Code Section 280G, any cash severance payable under the Plan shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such parachute payments is below 300% of such Participant’s “base amount” (as defined under Code Section 280G), and by accepting participation in the Plan, each Participant agrees to waive his or her rights to any “parachute payments” (as defined under Section 280G of the Code) sufficient to reduce such parachute payments to below such threshold; provided, however, in no event shall such cash severance be reduced below zero (0). Notwithstanding the foregoing, no payments or benefits shall be reduced under this Section 6 unless (a) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced payments and benefits) is greater than or equal to (b) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Code Section 4999 as to which such Participant would be subject in respect of such unreduced payments and benefits and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced payments). For purposes hereof, (i) the order in which any amounts are deemed to be reduced, if applciable, is (A) cash payments; (B) other non-cash forms of benefits; and (C) equity-based payments and acceleration of vesting, and (ii) within any such category of payments and benefits (that is, (i)(A), (i)(B) or (i)(C) above), (A) a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Code Section 409A and then with respect to amounts that are, and (B)

Exhibit 10.47

to the extent that any such amounts are to be made over time (e.g., in installments, etc.), then the amounts shall be reduced in reverse chronological order.
7.    Claims Procedure.
(a)    Processing Claims. The processing of claims for benefits and payments under the Plan will be carried out as quickly as possible. If an individual is not selected for participation in the Plan or does not satisfy the conditions for eligibility in the Plan, he or she is not entitled to benefits and/or payments under this Plan.
(b)    Decision. If an individual’s claim for benefits under this Plan is denied, the individual will receive a written notice within ninety (90) days (in special cases, more than 90 days may be needed and such individual will be notified in this case):
(i)    requesting additional material or information to further support the claim, and the reasons why these are necessary,
(ii)    setting forth specific reasons as to why the claim was denied,
(iii)    setting forth clear reference to the Plan provisions upon which the denial is based, and
(iv)    providing notice of the individual’s right to have the denial reviewed as explained below.
(c)    Request for Review of Denial of Benefits. The individual or his or her authorized representative may request a review of his or her claim by giving written notice to the Claims Administrator. Each individual has the right to have representation, review pertinent documents, and present written issues and comments. An individual’s request must be made not later than 60 days after he or she receives the notice of denial. If an individual fails to act within the 60-day limit, the individual loses the right to have his or her claim reviewed.
(d)    Decision on Review. Upon receipt of a request for review from an individual, the Claims Administrator shall make a full and fair evaluation and may require additional documents necessary for such a review. The Claims Administrator shall make a decision within 60 days from receipt of the individual’s request. In the event of special circumstances, a decision will be given to the employee as soon as possible, but not later than 120 days after receipt of the individual’s request for review. The decision on the review shall be in writing and shall include specific reasons for the decision. The final decision of the Claims Administrator shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.
(e)    In Case of Clerical Error. If any information regarding an individual is incorrect, and the error affects his or her benefits, the correct information will determine the extent, if any, of the individual’s benefits under the Plan.
(f)    No Limitation of Rights. Nothing in this Section 7 shall limit the Participant’s ability to file or bring a claim, proceeding, or legal action for relief with respect to any right or claim for payments or benefits under this Plan.

Exhibit 10.47

8.    General Information.
(a)    No Right to Continued Employment.  Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group nor interfere in any way with the right of the Company to terminate his or her employment, with or without cause.
(b)    Plan Not Funded.  Amounts payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder. Neither the provisions of this Plan, nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.
(c)    Non-Transferability of Benefits and Interests.  All amounts payable under this Plan are non-transferable, and no amount payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section  8(c) shall not apply to an assignment of a contingency or payment due: (1) after the death of a Participant to the deceased Participant's legal representative or beneficiary; or (2) after the disability of a Participant to the disabled Participant's personal representative.
(d)    Discretion of Company, Board and Committee.   Any decision made or action taken by, or inaction of, the Company, the Board, the Committee or the Claims Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. In the case of any conflict, the decision made or action taken by, or inaction of, the Claims Administrator will control. However, with respect to the authorized officers and senior executives, as designated by the Board in its resolutions, any decision made or action taken by, or inaction of, the Committee controls.
(e)    Indemnification.  Neither the Board nor the Committee, any employee of the Company, nor any Person acting at the direction thereof (each such Person an “Affected Person”), shall have any liability to any person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in connection with this Plan (or any payment made under this Plan). Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a

Exhibit 10.47

party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person's bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such person or hold them harmless.
(f)    Section 409A. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Code Section 409A and the regulations issued thereunder, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto.  Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Code Section 409A or any other applicable law.
(g)    No Duplication. The benefits under this Plan replace and supersede any severance benefits payable upon a Termination previously established under Other Severance Arrangements. In no event shall any Participant receive more than the severance benefits provided for herein, and any severance benefits provided under any Other Severance Arrangement or otherwise, to the extent paid, shall reduce the amounts to be paid hereunder.
(h)    Governing Law.  All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of Texas (other than to the extent set forth in the Participation Notice).
(i)    Notice. Any notice or other communication required or which may be given pursuant to this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company, at Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, TX 75201, Attention: Chief Legal Officer; or to the Participant at the Participant’s most recent address on file with the Company
(j)    Captions.  Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any

Exhibit 10.47

way material or relevant to the construction or interpretation of this Plan or any provision thereof.
(k)    Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors.
Exhibit A

INVITATION HOMES INC.
EXECUTIVE SEVERANCE PLAN

Participation Notice and Agreement

Participant:

Qualifying Termination
Severance Multiple:
Welfare Continuation Period:
Severance Payment Period

Qualifying Change in Control Termination
Severance Multiple:
Welfare Continuation Period:
Severance Payment Period

I hereby agree to the terms and conditions of the Invitation Homes Inc. Executive Severance Plan (the “Plan”), including the terms set forth in this Participation Notice and Agreement and the Restrictive Covenants (as defined below) incorporated hereto.

I understand that as a Participant under the Plan (a “Participant”), the terms of the Plan will exclusively govern all subject matters addressed by the Plan and I understand that, except as expressly provided in the Plan, the Plan supersedes and replaces, as applicable, any and all agreements (including any prior employment agreement), plans, policies, guidelines or other arrangements, including Other Severance Arrangements (as defined in the Plan), with respect to all subject matters covered under the Plan and my rights to severance upon any Covered or Qualifying Termination (as defined in the Plan).

I acknowledge and recognizes the highly competitive nature of the businesses of the Company Group, and that I will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company Group.

Accordingly, I agree to be bound by the provisions of Appendix A to this Participation Notice (the “Restrictive Covenants”), which are incorporated into this Participation Notice and Agreement and made a part hereof.

Dated:

_____________________________

APPENDIX A
Restrictive Covenants

The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates, that the Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company and its Affiliates. Participant accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

1.    Non-Competition; Nonsolicitation.
(a)    The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Restricted Group (as defined below) and accordingly agrees as follows:
(i)    During the Restricted Period, the Participant will not, without the prior written consent from the Company regarding the specific solicitations, engagements, or actions proposed, and such consent to be delivered in its sole, good faith discretion, whether on the Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business the business of any then current or prospective client or customer with whom the Participant (or the Participant’s direct reports) had personal contact or dealings on behalf of the Company and its Subsidiaries during the one-year period preceding the Participant’s termination of employment or service, as applicable.
(ii)    During the Restricted Period, the Participant will not, without prior written consent from the Company regarding the specific engagement, employment, or investment proposed, and such consent to be delivered in its sole, good faith discretion, directly or indirectly::
(A)    engage in the Business in any geographical area that is within 20 miles of any geographical area where the Restricted Group engages in the Business (or has plans to plans to engage in the Business during the Restricted Period);
(B)    enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate to the Business; or
(C)    acquire a 10% or greater financial interest in a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.
(iii)    Notwithstanding anything to the contrary in this Appendix A, the provisions of this Section 1 shall not restrict ownership of any number of single-family homes for personal use by the Participant or up to five additional single-family homes as personal investments.
(iv)    During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A)    solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group; or
(B)    hire any employee who provided services to the Restricted Group as of the date of the Participant’s termination of employment or service, as applicable, or terminated employment within one year prior to the termination of the Participant’s employment or service, as applicable.
(v)    For purposes of this Appendix A:
(A)    “Business” shall mean the business of acquiring controlling investments in, owning, developing, leasing, operating or managing one to four unit residential real properties, including single-family homes in planned unit developments and individual single family townhomes and individual residential condominium units in a low-rise or high-rise condominium project, where such properties are located in the United States but excluding, for the avoidance of doubt, (1) any activities undertaken with the prior written consent of the Board sought in accordance with sub-sections (a)(i) or (a)(ii), and (2) acting as a broker with respect to leasing and sale transactions.
(B)    “Competitor” shall mean any Person engaged in the Business in direct competition with the Company and its Subsidiaries, but excluding any Person for which less than 10% of its revenue during its most recent fiscal year is derived from activities similar to the Business.
(C)     “Restricted Group” shall mean, collectively, the Company and its Subsidiaries and Affiliates.
(D)    “Restricted Period” shall mean the Participant’s employment or service, as applicable, and the period equal to one year following the date the Participant ceases employment or service, as applicable, for any reason.
(b)    It is expressly understood and agreed that although the Participant and the Restricted Group consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Notwithstanding anything herein to the contrary, Section 1(a)(i) shall not apply to the Participant if the Participant’s principal place of employment or the state in which the Participant provides services, in each case on the Date of Grant, is located in the State of California.
(c)    The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
(d)    The provisions of this Section 1 shall survive the termination of the Participant’s employment or service for any reason
2.    Confidentiality; Intellectual Property.
(a)    Confidentiality.
(i)    The Participant will not at any time (whether during or after the Participant’s employment or engagement, as applicable) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its Affiliates (other than its professional advisers who are bound by confidentiality obligations, lenders and partners or otherwise in performance of the Participant’s employment or engagement duties), any proprietary and non-public/confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Restricted Group (“Confidential Information”) without the prior written authorization of the board of directors of the Company; provided, however, that the conscious awareness of any Confidential Information (as opposed to the physical possession of documentary Confidential Information) by the Participant, and the Participant’s consideration of such information in connection with the Participant’s pursuit or evaluation of, involvement with or participation in, any project or activity that is not prohibited by this Appendix A shall be deemed not to constitute a breach of Section 2(a)(i)(x) or Section 2(a)(iv)(x) in any manner whatsoever, unless such Participant’s use of such Confidential Information has an objective and detrimental impact on the business of the Company and its Subsidiaries.
(ii)    “Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant; (y) made legitimately available to the Participant by a third party without breach of any confidentiality obligation of which the Participant has knowledge (it being understood that any information made available by an employee, officer or director of the Company Group shall not be protected by this exclusion); or (z) required by law to be disclosed; provided, that with respect to subsection (z) the Participant shall give prompt written notice to the Company of such requirement and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.
(iii)    Except as required by law, the Participant will not disclose to anyone, other than the Participant’s family (it being understood that, in this Appendix A, the term “family” refers to the Participant, the Participant’s spouse, minor children, parents and spouse’s parents) and legal or financial advisors, the existence or contents of this Agreement; provided, that the Participant may disclose to any prospective future employer the provisions of Sections 1 and 2 of this Appendix A; provided, further, that any such employer agrees to maintain the confidentiality of such terms. This Section 2(a)(iii) shall terminate if any member of the Company Group publicly discloses a copy of the Restricted Stock Unit Agreement or this Appendix A (or, if any member of the Company Group publicly discloses summaries or excerpts of the Subscription Agreement or this Appendix A, to the extent so disclosed).
(iv)    Upon termination of the Participant’s employment or service for any reason, the Participant shall (x) except as otherwise provided herein, cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by any member of the Restricted Group; (y) immediately destroy, delete, or return to the Company, at the Company’s option and expense, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and reasonably cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.
(b)    Intellectual Property.
(i)    If the Participant creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during the Participant’s employment or engagement and within the scope of such employment or engagement and with the use of any the Company’s resources (the “Company Works”), the Participant shall promptly and fully disclose the same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(ii)    The Participant shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason, to secure the Participant’s signature on any document for this purpose, then the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney in fact, to act for and in the Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.
(iii)    The provisions of Section 2 hereof shall survive the termination of the Participant’s employment or engagement, in either case, for any reason.
(c)    Protected Rights. Nothing contained in this Agreement or any other plan, policy, agreement, or code of conduct or similar arrangement of the Company Group, limits Participant’s ability to (i) disclose any information to governmental agencies or commissions as may be required by law, (ii) file a charge or complaint with, or communicate or cooperate with, any U.S. federal, state, or local governmental agency or commission (a “Governmental Entity”), or otherwise participate in any investigation or proceeding that may be conducted by a Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case all such charges, complaints, communications and disclosures are consistent with applicable law, or (iii) receive an award from a Governmental Entity for information provided under any whistleblower program, including the Participant’s right to seek and obtain a whistleblower award for providing information relating to a possible securities law violation to the Securities and Exchange Commission.
3.    Specific Performance. The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of Section 1 or 2 of this Appendix A may be inadequate and the Company may suffer irreparable damages as a result of such breach. In recognition of this fact, the Participant agrees that, in the event of a Restrictive Covenant Violation, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

Exhibit 10.47

Exhibit B

Benefit Tiers
With respect to any Participant, unless otherwise set forth in a Participation Notice and Agreement, the following Severance Multiples, Welfare Continuation Periods, and Severance Payment Periods shall apply.

Benefit Tier	Eligible Positions, Titles
Tier A	Chief Executive Officer
Tier B	Chief Financial Officer Chief Investment Officer Chief Operating Officer
Tier C	Executive Vice President not covered under Tier A, Tier B, or Tier D
Tier D	Chief Human Resources Officer Senior Vice President Executive Vice President, Construction Executive Vice President, Operations Support, National Operations

	Tier A	Tier B	Tier C	Tier D
Qualifying Termination
Severance Multiple:	2.00x	1.50x	1.00x	0.5x
Welfare Continuation Period (months):	12	12	12	6
Severance Payment Period (months):	24	18	12	6
Qualifying Change in Control Termination
Severance Multiple:	3.00x	2.25x	1.50x	1.00x
Welfare Continuation Period (months):	18	18	12	9
Severance Payment Period (months):	36	27	18	12